Exhibit 4.4
NOTE: Optional or alternative provisions are identified by brackets
UTi WORLDWIDE INC.
2009 LONG-TERM INCENTIVE PLAN

Restricted Share Unit Award Agreement
[Providing for the Withholding of Shares to Satisfy Tax Liabilities]
(for U.S. residents/taxpayers)
Award No.
          You (the “Participant”) are hereby awarded Restricted Share Units subject to the terms and conditions set forth in this Restricted Share Unit Award Agreement (“Award”) and in the UTi Worldwide Inc. 2009 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in the Prospectus, which is attached hereto as Exhibit B. You should carefully review these documents, and consult with your personal legal and financial advisors, in order to assure that you fully understand the terms, conditions, and financial implications of this Award before executing this Award.
          By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.
     1. Specific Terms. This Award shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant

Number of Restricted Share Units Subject to Award

Grant Date

Service Requirements for Vesting	Subject to acceleration pursuant to Section 2 or Section 3 below and to forfeiture pursuant to Section 5 below, your rights under this Award shall become vested and non-forfeitable as follows: [ .]

Section 83(b) Election Permitted	☐ Yes ☐ No

Deferral Election Permitted	☐ Yes ☐ No

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

     2. Accelerated Vesting upon Death or Disability. [If your Continuous Service ends due to your death or because you become Disabled, you will become partially vested in the unvested Shares subject to this Award (and will forfeit all other rights under this Award). The number of unvested Shares in which your interest will vest will be equal to                     .]
     3. Accelerated Vesting upon Termination without Cause or upon a Change in Control.
     (a) [Unless otherwise provided in an employment or other similar agreement between the Company or any of its Affiliates and you then in effect, in the event your employment is terminated without Cause at any time, you will become partially vested in the unvested Shares subject to this Award (and will forfeit all other rights under this Award). The number of unvested Shares in which your interest will vest will be equal to                     .
     (b) To the extent that this Award is assumed or substituted by a Successor Corporation, unless otherwise provided in an employment or other similar agreement between the Company or any of its Affiliates and you then in effect, in the event you are Involuntarily Terminated on or within 12 months (or such other period set forth in any applicable employment or similar agreement) following a Change in Control, then this Award shall                     .]
     4. Satisfaction of Vesting Restrictions. No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your Restricted Share Units. As soon as practicable after the date on which your Award vests in whole or in part, but no later than the 15th day of the third month following the calendar year in which vesting occurs, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested Restricted Share Unit[, less the number of Shares cancelled by the Company in connection with the payment of withholding taxes as provided for in Section 20 below]. Fractional shares (including fractional shares resulting from Sections 6 or 9 of this Award) will not be issued, and cash shall be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.
     5. Failure of Vesting Restrictions. By executing this Award, you acknowledge and agree that if your Continuous Service terminates prior to the date that you satisfy the vesting requirements for unvested Shares set forth in Section 1 of this Award (and subject to any accelerated vesting pursuant to Sections 2 or 3 above), you will irrevocably forfeit any and all rights to unvested Shares under this Award, and this Award with respect to such unvested Shares will immediately become null, void, and unenforceable.
     6. Dividends. Whenever Shares are deliverable to you or your duly-authorized transferee pursuant to the vesting of the Shares underlying your Restricted Share Units, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share then vesting [(including Shares cancelled by the Company in connection with the payment of withholding taxes as provided for in Section 20 below)] a number of additional Shares equal to the sum of:

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

     (i) any per-Share dividends which were declared and paid in Shares to the Company’s shareholders of record between the Grant Date and the date Shares are delivered to you or your duly authorized transferee pursuant to the particular vesting event for this Award; and
     (ii) the Shares that you or your duly authorized transferee could have purchased at their Fair Market Value on the payment date of any cash dividends if you or your duly authorized transferee had received such cash dividends with respect to each Share underlying your Restricted Share Units, between the Grant Date and the date Shares are delivered to you or your duly authorized transferee pursuant to the particular vesting event for this Award.
     7. Voting. With respect to the Shares to be issued or held by you pursuant to this Award, you may not exercise voting rights until you become the record owner of the Shares.
     8. Section 83(b) Election Notice. To the extent specifically permitted on the first page of this Award, if you provide the Company with prior written notice of your intention to make an election under Section 83(b) of the Code with respect to the Shares underlying your Restricted Share Units (a “Section 83(b) election”) within ten days after receiving this Award, the Committee shall convert your Restricted Share Units into Restricted Shares, on a one-for-one basis, pursuant to the terms of (and in full satisfaction of) this Award. You may then make a Section 83(b) Election with respect to those Restricted Shares; provided, that your Section 83(b) Election will be invalid if not filed with the Company and the appropriate U.S. tax authorities within 30 days after the Grant Date of this Award. Exhibit C contains a suggested form of Section 83(b) election. If you make a Section 83(b) election, then you will be responsible for the satisfaction of all taxes that arise as a result of the election and you acknowledge that none of your Shares subject to this Award have vested as of the time of such Section 83(b) election. Any Restricted Shares issued to you pursuant to this Section 8 shall be subject to the same vesting and other restrictions applicable to the Restricted Share Units granted pursuant this Award (including those set forth in Sections 1 through 5 of this Award) and any certificates representing such Restricted Shares shall bear such legends as the Company determines to be appropriate until all vesting restrictions lapse and replacement certificates for unrestricted Shares are issued to you pursuant to Section 4 of this Award.
     9. Deferral Election. To the extent specifically permitted on the first page of this Award, at any time within the 30-day period following the Grant Date, you may irrevocably elect, in accordance with Section 8 of the Plan, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to you upon the vesting of this Award, provided, that you may not defer the receipt of any Shares that are scheduled to vest (pursuant to Section 1 above) within 12 months of the date of such election. If you make this election: (i) the Company shall credit the Shares subject to the election, and any associated dividends, to a DSU account established pursuant to Section 8 of the Plan at the end of each calendar quarter in which such Shares and any associated dividends would otherwise have been delivered to you pursuant to Sections 7(d) and 7(e) of the Plan, and (ii) any vesting that would have occurred within the 12-month period following the date of your election shall occur on the 12-month anniversary of such election, provided that vesting may

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

occur immediately upon your death or Disability. Whenever Shares are issued to you pursuant to this Section 9, you shall also be entitled to receive, with respect to each Share issued, a number of Shares determined in a manner consistent with Section 6 above, but by reference to the period from the Grant Date of the DSU to its settlement through the issuance of Shares to you. A copy of the form which you may use to make a deferral election is attached hereto as Exhibit D. Notwithstanding the foregoing, Shares which have been subject to a Section 83(b) election are not eligible for deferral.
     10. Modifications. This Award may be modified or amended at any time, provided that you must consent in writing to any modification that materially and adversely affects your rights under the Award unless, before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to you; provided, further, however, that, if the Committee determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the Option or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such section.
     11. Termination, Rescission, Recapture and Reimbursement. By executing this Award, you acknowledge and agree that this Award is made subject to the Company’s right of Termination in the circumstances provided for in Section 15 of the Plan and the Company’s right of Termination, Rescission, Recapture and Reimbursement in the circumstances provided for in Section 16 of the Plan.
     12. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.
     13. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of Section 12 is illegal, invalid, or unenforceable.

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

     14. Notices. Any notice or communication required or permitted by any provision of this Award to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
     15. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, permitted transferees, and permitted assigns.
     16. Headings. Headings shall be ignored in interpreting this Award.
     17. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
     18. Governing Law. The laws of the British Virgin Islands shall govern the validity of this Award, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
     19. Plan Governs. By signing this Award, you acknowledge that you have received a copy of the Plan and that your Award is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control. In addition, you recognize and agree that all determinations, interpretations or other actions respecting the Plan and this Award may be made by Committee in its sole and absolute discretion, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and representatives.
     20. Taxes. By signing this Award, you acknowledge that you shall be solely responsible for the satisfaction of any federal, state, province, local or foreign taxes that may arise in connection with this Award (including any taxes arising under Sections 409A or 4999 of the Code), except to the extent otherwise specifically provided in a written agreement with the Company. [As a condition to the issuance of Shares pursuant to this Award and the Plan, you (or in the case of your death, the person who succeeds to your rights) or your permitted transferees or permitted assigns shall make such arrangements as the Company may require for the satisfaction of any applicable][OR][If the Company is obligated to withhold an amount on account of any] federal, state, province, local or foreign [withholding tax obligations that may arise in connection with the issuance of the Shares (including any taxes arising under Sections 409A or 4999 of the Code)][OR][tax imposed as a result of the grant of this Award or as a result of the issuance or vesting of Shares pursuant to this Award (the date upon which the Company becomes so obligated shall be referred to herein as the

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

“Withholding Date”), then you shall pay to the Company the minimum aggregate amount that the Company is obligated to withhold as such amount shall be determined by the Company in its discretion (the “Minimum Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a number of vested Shares subject to this Award, the aggregate Fair Market Value of which is equal to the Minimum Withholding Liability (such cancelled vested Shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date); provided that the number of vested Shares so cancelled will be rounded up to the nearest whole Share sufficient to satisfy the Minimum Withholding Liability, with cash being paid to you in an amount equal to the amount by which the Fair Market Value of such cancelled Shares exceeds the Minimum Withholding Liability. If the Fair Market Value of the vested Shares subject to this Award is less than the Minimum Withholding Liability, then you shall pay to the Company in cash the difference between the Minimum Withholding Liability and the Fair Market Value of the vested Shares subject to this Award, if any. Notwithstanding the foregoing, in the event you make a Section 83(b) election, then you shall promptly pay in cash the Minimum Withholding Liability to the Company]. The Company shall not be required to issue any Shares until such obligations are satisfied. Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent you from incurring them or to mitigate or protect you from any such tax liabilities. [In the absence of any other arrangement, if you are an Employee, you shall be deemed to have directed the Company to withhold or collect from your cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment or payments otherwise payable after the date of the issuance of the Shares.] Notwithstanding anything to the contrary contained herein or in the Plan, if your payments or benefits pursuant to Section 8 of the Plan and Section 9 of this Award as a result of your termination of Continuous Service constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h). If at the time of your “separation from service,” you are a “specified employee” within the meaning of Section 409A of the Code, any amount that constitutes “nonqualified deferred compensation” that becomes payable to you on account of your “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after your “separation from service” (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Committee during that period. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.
[signature page follows]

Restricted Share Unit Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Share Units are awarded under and governed by the terms and conditions of this Award and the Plan.

UTi WORLDWIDE INC.
By:
Name:
Title:

PARTICIPANT The undersigned Participant hereby accepts the terms of this Award and the Plan. Name of Participant: